EXHIBIT 21

                                METALS USA, INC.
                             PRINCIPAL SUBSIDIARIES

Affiliated Metals Company
Allmet Building Products, L.P.
Fullerton Metals Company, Inc.
Harvey Titanium, Ltd.
i-Solutions Direct, Inc.
Independent Metals L.L.C.
Intsel Southwest Limited Partnership
Jeffreys Steel Company, Inc.
The Levinson Steel Company, L.P.
Meier Metal Servicenters, Inc.
Metals USA Management Co., L.P.
Pacific Metal Company
Professional Metals, Inc.
Steel Service Systems, Inc.
Texas Aluminum Industries, Inc.
Uni-Steel, Inc.
Wayne Steel, Inc.
Williams Steel & Supply Co., Inc.
Wolf Brothers, L.L.C.